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News Release
Truist reports first quarter 2026 results
Net income available to common shareholders of $1.4 billion	EPS of $1.09 per diluted share, up 25% compared to 1Q25	Continued to return significant capital to shareholders through $1.8 billion of dividends and repurchases of common shares
1Q26 Key Financial Data	1Q26 Performance Highlights(3)

(Dollars in billions, except per share data)	1Q26	4Q25	1Q25
Summary Income Statement
Net interest income	$3.60	$3.70	$3.51
Net interest income - TE(1)	3.64	3.75	3.56
Noninterest income	1.55	1.55	1.39
Total revenue	5.15	5.25	4.90
Total revenue - TE(1)	5.20	5.30	4.95
Noninterest expense	2.98	3.17	2.91
Net income	1.48	1.35	1.26
Net income available to common shareholders	1.38	1.29	1.16
PPNR(1)	2.21	2.13	2.04
Key Metrics
Diluted EPS	$1.09	$1.00	$0.87
BVPS	47.60	47.74	44.85
TBVPS(1)	33.19	33.48	30.95
ROCE	9.3%	8.5%	8.1%
ROTCE(1)	13.8	12.7	12.3
Efficiency ratio	57.9	60.4	59.3
NIM - TE(1)	3.02	3.07	3.01
NCO ratio	0.61	0.57	0.60
ALLL ratio	1.53	1.53	1.58
CET1 ratio(2)	10.8	10.8	11.3
Average Balances
Assets	$544	$542	$532
Securities	116	118	124
Loans and leases	329	327	308
Deposits	399	396	392
Amounts may not foot due to rounding.
(1)Represents a non-GAAP measure. For additional details, see the “Non-GAAP Financial Information” section of this release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures included in this release or Truist’s First Quarter 2026 Quarterly Performance Summary.
(2)Current quarter capital ratios are preliminary.
(3)This section summarizes changes from first quarter of 2026 compared to fourth quarter of 2025, unless otherwise noted.
•Net income available to common shareholders was $1.4 billion, or $1.09 per diluted share, resulting in a ROCE of 9.3% and ROTCE(1) of 13.8%

•Total revenue - TE(1) was down 1.9%
◦Net interest income - TE(1) decreased 2.8%; NIM - TE(1) was down five basis points
◦Noninterest income was stable as an increase in investment banking and trading income was offset by lower other income

•Noninterest expense was down $187 million, or 5.9%, primarily due to lower other expense, personnel expense, and professional fees and outside processing expense, partially offset by higher regulatory costs due to an FDIC special assessment credit in 4Q25

•Average loans and leases HFI were $327.0 billion, up $2.3 billion, or 0.7%, due to continued loan growth in the commercial portfolio, partially offset by a decrease in the consumer portfolio
◦End of period loans and leases HFI were $329.2 billion, up $643 million, or 0.2%

•Average deposits were up $2.9 billion, or 0.7%
◦End of period deposits were $404.1 billion, up $3.7 billion, or 0.9%

•Asset quality remains strong
◦Nonperforming loans to total loans HFI were up two basis points
◦Loans 90 days or more past due to total loans HFI, excluding government guaranteed loans, were flat
◦ALLL ratio was flat
◦NCO ratio of 61 basis points was up four basis points; stable compared to the first quarter of 2025

•Capital levels remain strong
◦Repurchased $1.1 billion of common shares, resulting in a dividend and total payout ratio of 47% and 129%, respectively
◦CET1 ratio(2) was 10.8%

CEO Commentary
“We delivered a strong first quarter, with earnings per share up 25% from the first quarter of 2025, driven by disciplined execution against our strategic priorities and continued momentum across the franchise.

We continued to build new client relationships, grow in attractive markets, and generate high‑quality loan and deposit growth that is translating into improved profitability.

We also maintained strong asset quality metrics, returned capital to shareholders at an accelerated pace, and continued to invest in scalable technology to better serve our clients and operate more efficiently.

With continued execution against our strategic priorities, we are establishing a long-term ROTCE target of 16% to 18%. This reflects both the progress we’ve made thus far and our confidence in the durability and scalability of our strategy.”

— Bill Rogers, Truist Chairman & CEO
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Contact:
Investors:	Brad Milsaps	investors@truist.com
Media:	Shelley Miller	media@truist.com

Net Interest Income, Net Interest Margin, and Average Balances
	Quarter Ended			Change
(Dollars in millions)	1Q26	4Q25	1Q25	Link Quarter		Like Quarter
Interest income	$5,855	$6,114	$5,988	$(259)	(4.2)%	$(133)	(2.2)%
Plus: TE adjustment(1)	45	49	48	(4)	(8.2)	(3)	(6.3)
Interest income - TE(1)	5,900	6,163	6,036	(263)	(4.3)	(136)	(2.3)
Interest expense	2,256	2,414	2,481	(158)	(6.5)	(225)	(9.1)
Net interest income - TE(1)	$3,644	$3,749	$3,555	$(105)	(2.8)	$89	2.5

NIM - TE(1)	3.02%	3.07%	3.01%	(5) bps		1 bp

Average Balances(2)
Total earning assets	$486,354	$484,597	$476,214	$1,757	0.4%	$10,140	2.1%
Total interest-bearing liabilities	363,363	358,724	349,059	4,639	1.3	14,304	4.1

Yields / Rates(1)
Total earning assets	4.90%	5.05%	5.12%	(15) bps		(22) bps
Total interest-bearing liabilities	2.51	2.67	2.88	(16) bps		(37) bps
(1)Amounts related to interest income and yields are on a TE basis, which represents a non-GAAP measure, utilizing the federal income tax rate of 21% for the periods presented. Interest income includes certain fees, deferred costs, and dividends. A reconciliation of net interest income - TE to net interest income is included within the table above. NIM – TE is calculated using net interest income on a TE basis to determine the total yield on interest-earning assets.
(2)Represents daily average balances. Unrealized gains and losses on AFS securities are included in nonearning assets. Active hedge basis adjustments for fair value hedges are included in nonearning assets and other liabilities.

Taxable-equivalent net interest income was down $105 million, or 2.8%, compared to the fourth quarter of 2025, driven by two fewer days and deposit client mix. NIM - TE was 3.02%, down five basis points compared to the fourth quarter of 2025, driven by loan repricing, partially offset by loan growth and lower deposit costs.

•Average earning assets increased $1.8 billion, or 0.4%, primarily due to increases in average total loans of $2.2 billion, or 0.7%, and average other earning assets (primarily cash at the Federal Reserve) of $1.3 billion, or 3.9%, partially offset by a decline in average securities of $1.6 billion, or 1.3%.
•The yield on the average total loan portfolio was 5.71%, down 16 basis points. The yield on the average securities portfolio was 2.93%, down 11 basis points.
•Average deposits increased $2.9 billion, or 0.7%, average short-term borrowings increased $1.5 billion, or 5.3%, and average long-term debt decreased $2.0 billion, or 5.1%.
•The average cost of total deposits was 1.55%, down nine basis points. The average cost of short-term borrowings was 3.78%, down 30 basis points. The average cost of long-term debt was 4.80%, down 11 basis points.

Taxable-equivalent net interest income was up $89 million, or 2.5%, compared to the first quarter of 2025, driven by fixed-rate asset repricing and loan growth, partially offset by fixed-rate liability repricing. NIM - TE was 3.02%, up one basis point compared to the first quarter of 2025.

•Average earning assets increased $10.1 billion, or 2.1%, primarily due to an increase in average total loans of $21.4 billion, or 7.0%, partially offset by a decline in average securities of $7.9 billion, or 6.4%, and average other earning assets (primarily cash at the Federal Reserve) of $3.5 billion, or 9.1%.
•The yield on the average total loan portfolio was 5.71%, down 26 basis points. The yield on the average securities portfolio was 2.93%, down 23 basis points.
•Average deposits increased $6.7 billion, or 1.7%, average short-term borrowings increased $337 million, or 1.1%, and average long-term debt increased $4.7 billion, or 15%.
•The average cost of total deposits was 1.55%, down 24 basis points. The average cost of short-term borrowings was 3.78%, down 71 basis points. The average cost of long-term debt was 4.80%, down 25 basis points.

Noninterest Income
	Quarter Ended			Change
(Dollars in millions)	1Q26	4Q25	1Q25	Link Quarter		Like Quarter
Wealth management income	$370	$365	$344	$5	1.4%	$26	7.6%
Card and treasury management fees	338	336	333	2	0.6	5	1.5
Investment banking and trading income	372	335	273	37	11.0	99	36.3
Other deposit revenue	120	121	117	(1)	(0.8)	3	2.6
Mortgage banking income	133	119	108	14	11.8	25	23.1
Lending related fees	118	98	95	20	20.4	23	24.2
Securities gains (losses)	—	—	(1)	—	—	1	(100.0)
Other income	102	172	123	(70)	(40.7)	(21)	(17.1)
Total noninterest income	$1,553	$1,546	$1,392	$7	0.5	$161	11.6

Noninterest income was stable compared to the fourth quarter of 2025, driven by increased investment banking and trading income, offset by decreased other income, primarily due to lower income from certain equity investments and other investments.

Noninterest income was up $161 million, or 12%, compared to the first quarter of 2025.

•Investment banking and trading income increased primarily due to higher trading income and capital markets activity.
•Wealth management income increased primarily due to higher assets under management.
•Mortgage banking income increased primarily due to higher commercial and residential production revenues.

Noninterest Expense
	Quarter Ended			Change
(Dollars in millions)	1Q26	4Q25	1Q25	Link Quarter		Like Quarter
Personnel expense	$1,727	$1,818	$1,604	$(91)	(5.0)%	$123	7.7%
Professional fees and outside processing	313	337	364	(24)	(7.1)	(51)	(14.0)
Software expense	230	242	230	(12)	(5.0)	—	—
Net occupancy expense	179	176	168	3	1.7	11	6.5
Equipment expense	85	90	82	(5)	(5.6)	3	3.7
Marketing and customer development	79	63	75	16	25.4	4	5.3
Amortization of intangibles	64	70	75	(6)	(8.6)	(11)	(14.7)
Regulatory costs	68	7	69	61	NM	(1)	(1.4)
Other expense	238	367	239	(129)	(35.1)	(1)	(0.4)
Total noninterest expense	$2,983	$3,170	$2,906	$(187)	(5.9)	$77	2.6

Noninterest expense was down $187 million, or 5.9%, compared to the fourth quarter of 2025.

•Other expense decreased due to the incremental accrual related to executing a settlement agreement for a specific legal matter in the fourth quarter of 2025.
•Personnel expense decreased primarily due to lower incentives and severance charges, partially offset by seasonally higher payroll taxes.
•Professional fees and outside processing expense decreased primarily due to the completion of various projects.
•Regulatory costs increased primarily due to the fourth quarter of 2025 FDIC special assessment credit.

Noninterest expense was up $77 million, or 2.6%, compared to the first quarter of 2025.

•Personnel expense increased primarily due to increased salaries, incentives, and employee benefits related to hiring.
•Professional fees and outside processing expense decreased primarily due to the completion of various projects.

Provision for Income Taxes
	Quarter Ended			Change
(Dollars in millions)	1Q26	4Q25	1Q25	Link Quarter		Like Quarter
Provision for income taxes	$209	$210	$274	$(1)	(0.5)%	$(65)	(23.7)%
Effective tax rate	12.4%	13.4%	17.9%	(100) bps		(550) bps

The lower effective tax rate for the first quarter of 2026 compared to both the fourth quarter and first quarter of 2025 was primarily driven by discrete tax benefits and tax credit activity.

Average Loans and Leases
(Dollars in millions)	1Q26	4Q25	Change	% Change
Commercial:
Commercial and industrial	$166,636	$163,990	$2,646	1.6%
CRE	24,165	23,205	960	4.1
Commercial construction	7,845	8,015	(170)	(2.1)
Total commercial	198,646	195,210	3,436	1.8
Consumer:
Residential mortgage	56,458	57,100	(642)	(1.1)
Home equity	9,666	9,679	(13)	(0.1)
Indirect auto	25,342	25,639	(297)	(1.2)
Other consumer	32,053	32,181	(128)	(0.4)
Total consumer	123,519	124,599	(1,080)	(0.9)
Credit card	4,857	4,956	(99)	(2.0)
Total loans and leases held for investment	$327,022	$324,765	$2,257	0.7

Average loans and leases HFI were $327.0 billion, an increase of $2.3 billion, or 0.7%, compared to the fourth quarter of 2025.

•Average commercial loans increased 1.8% primarily due to an increase in the commercial and industrial and CRE portfolios.
•Average consumer loans decreased 0.9% primarily due to a decline in the residential mortgage portfolio.

End of period loans and leases HFI were $329.2 billion, up $643 million, or 0.2% compared to December 31, 2025, primarily due to increases in the commercial and industrial and CRE portfolios, partially offset by declines in the indirect auto and residential mortgage portfolios.

Average Deposits
(Dollars in millions)	1Q26	4Q25	Change	% Change
Noninterest-bearing deposits	$103,371	$105,552	$(2,181)	(2.1)%
Interest checking	120,110	112,313	7,797	6.9
Money market and savings	136,106	138,114	(2,008)	(1.5)
Time deposits	39,337	40,031	(694)	(1.7)
Total deposits	$398,924	$396,010	$2,914	0.7

Average deposits for the first quarter of 2026 were $398.9 billion, up $2.9 billion, or 0.7%, compared to the fourth quarter of 2025.

Average noninterest-bearing deposits decreased 2.1% compared to the fourth quarter of 2025 and represented 25.9% of total deposits for the first quarter of 2026 and 26.7% for the fourth quarter of 2025. Average interest checking deposits increased 6.9%. Average money market and savings accounts decreased 1.5%. Average time deposits decreased 1.7%.

End of period deposits were $404.1 billion, up $3.7 billion, or 0.9%, compared to December 31, 2025 primarily due to increases in interest checking deposits and time deposits, partially offset by a decline in money market and savings.

Capital Ratios
	1Q26	4Q25	3Q25	2Q25	1Q25
Risk-based:	(preliminary)
CET1	10.8%	10.8%	11.0%	11.0%	11.3%
Tier 1	11.9	11.9	12.3	12.3	12.7
Total	13.7	13.8	14.2	14.3	14.7
Leverage	9.9	10.0	10.2	10.2	10.3
Supplementary leverage	8.3	8.3	8.5	8.5	8.7

Capital ratios remain strong relative to the regulatory requirements for well-capitalized banks. Truist’s CET1 ratio was 10.8% as of March 31, 2026, flat compared to December 31, 2025 as capital returned to shareholders was offset by current quarter earnings.

Truist declared common dividends of $0.52 per share during the first quarter of 2026 and repurchased $1.1 billion of common stock. The dividend and total payout ratios for the first quarter of 2026 were 47% and 129%, respectively.

Truist’s average consolidated LCR was 110% for the three months ended March 31, 2026, compared to the regulatory minimum of 100%.

Asset Quality
(Dollars in millions)	1Q26	4Q25	3Q25	2Q25	1Q25
Total nonperforming assets	$1,785	$1,633	$1,629	$1,316	$1,618
Total loans 90 days or more past due and still accruing	760	684	584	546	616
Total loans 30-89 days past due and still accruing	1,743	1,980	1,743	1,811	1,619
Nonperforming loans and leases as a percentage of loans and leases HFI	0.50%	0.48%	0.48%	0.39%	0.48%
Loans 90 days or more past due and still accruing as a percentage of loans and leases HFI	0.23	0.21	0.18	0.17	0.20
Loans 90 days or more past due and still accruing as a percentage of loans and leases HFI, excluding government guaranteed loans	0.05	0.05	0.05	0.04	0.05
Loans 30-89 days past due and still accruing as a percentage of loans and leases HFI	0.53	0.60	0.54	0.57	0.52
ALLL as a percentage of loans and leases HFI	1.53	1.53	1.54	1.54	1.58
Ratio of ALLL to NCO (annualized)	2.5x	2.7x	3.3x	3.1x	2.6x
Ratio of ALLL to nonperforming loans and leases HFI	3.1x	3.2x	3.2x	3.9x	3.3x

Nonperforming assets totaled $1.8 billion at March 31, 2026, up $152 million compared to December 31, 2025, primarily due to increases in the indirect auto and LHFS portfolios and partially offset by decreases in the commercial and industrial and CRE portfolios. The increase in indirect auto was driven by an enhancement to nonaccrual criteria for certain loans in that portfolio effective January 1, 2026. Nonperforming loans and leases were 0.50% of loans and leases HFI at March 31, 2026, up two basis points compared to December 31, 2025.

Loans 90 days or more past due and still accruing totaled $760 million at March 31, 2026, up two basis points as a percentage of loans and leases compared with December 31, 2025. Excluding government guaranteed loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.05% at March 31, 2026, flat compared to December 31, 2025.

Loans 30-89 days past due and still accruing totaled $1.7 billion at March 31, 2026, down $237 million, or seven basis points as a percentage of loans and leases, compared to December 31, 2025.

The ACL was $5.3 billion at March 31, 2026, and included $5.0 billion for the ALLL and $309 million for the reserve for unfunded commitments. The ALLL ratio at March 31, 2026 was 1.53%, flat compared with December 31, 2025. The ALLL covered nonperforming loans and leases HFI 3.1x at March 31, 2026, compared to 3.2x at December 31, 2025. At March 31, 2026, the ALLL was 2.5x annualized net charge-offs, compared to 2.7x at December 31, 2025.

Provision for Credit Losses
	Quarter Ended			Change
(Dollars in millions)	1Q26	4Q25	1Q25	Link Quarter		Like Quarter
Provision for credit losses	$479	$512	$458	$(33)	(6.4)%	$21	4.6%
Net charge-offs	491	470	454	21	4.5	37	8.1
Net charge-offs as a percentage of average loans and leases (annualized)	0.61%	0.57%	0.60%	4 bps		1 bp

The provision for credit losses was $479 million for the first quarter of 2026, compared to $512 million for the fourth quarter of 2025.

•The provision for credit losses decreased compared to the fourth quarter of 2025 as the allowance remained stable in the current quarter while the prior quarter reflected an allowance build.
•The NCO for the current quarter was up compared to the fourth quarter of 2025 primarily driven by higher net charge-offs in the commercial construction portfolio.

The provision for credit losses was $479 million for the first quarter of 2026, compared to $458 million for the first quarter of 2025.

Earnings Presentation and Quarterly Performance Summary
Investors can access the live first quarter 2026 earnings call at 8 a.m. ET today by webcast or dial-in as follows:

Webcast: app.webinar.net/7W4qlGD2wzg

Dial-in: 1-877-883-0383, passcode 4353788

Additional details: The news release and presentation materials are available at ir.truist.com under “Events & Presentations.” A replay of the call will be available on the website for 30 days.

The presentation, including an appendix reconciling non-GAAP disclosures, and Truist’s First Quarter 2026 Quarterly Performance Summary, which contains detailed financial schedules, are available at https://ir.truist.com/earnings.

About Truist
Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Headquartered in Charlotte, North Carolina, Truist has leading market share in many of the high-growth markets in the U.S. and offers a wide range of products and services through wholesale and consumer businesses, including consumer and small business banking, commercial and corporate banking, investment banking and capital markets, wealth management, payments, and specialized lending businesses. Truist is a top-10 commercial bank with total assets of $549 billion as of March 31, 2026. Truist Bank, Member FDIC. Equal Housing Lender. Learn more at Truist.com.

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Glossary of Defined Terms
Term	Definition
ACL	Allowance for credit losses
AFS	Available-for-sale
ALLL	Allowance for loan and lease losses
ATM	Automated teller machine
BVPS	Book value (common equity) per share
CEO	Chief Executive Officer
CET1	Common equity tier 1
CRE	Commercial real estate
FDIC	Federal Deposit Insurance Corporation
FHLB	Federal Home Loan Bank
GAAP	Accounting principles generally accepted in the United States of America
GSE	U.S. government-sponsored enterprise
HFI	Held for investment
HTM	Held-to-maturity
LCR	Liquidity Coverage Ratio
LHFS	Loans held for sale
Like Quarter	First quarter of 2025
Link Quarter	Fourth quarter of 2025
MBS	Mortgage-backed securities
MSR	Mortgage servicing rights
NCO	Net charge-offs
NIM - TE	Net interest margin, computed on a TE basis
NM	Not meaningful
NQDCP	Non-Qualified Defined Contribution Plan
PPNR	Pre-provision net revenue
ROA	Return on average assets
ROCE	Return on average common equity
ROTCE	Return on average tangible common equity
TBVPS	Tangible book value per common share
TE	Taxable equivalent

Non-GAAP Financial Information
This news release contains financial information and performance measures determined by methods other than in accordance with GAAP. Truist’s management uses these “non-GAAP” measures in their analysis of Truist’s performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. Truist believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•Taxable-Equivalent Measures - Taxable equivalent revenue, taxable equivalent interest income, taxable equivalent net interest income, and taxable equivalent net interest margin include a taxable equivalent adjustment utilizing the federal income tax rate of 21% for certain tax-exempt instruments. Truist’s management uses these measures in their analysis of Truist’s performance. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods.
•PPNR - Pre-provision net revenue is a non-GAAP measure that adjusts net income determined in accordance with GAAP to exclude the impact of the provision for credit losses and provision for income taxes. Truist’s management calculated this measure based on Truist’s continuing operations. Truist’s management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods.
•Tangible Common Equity and Related Measures - Tangible common equity, average tangible common equity, and related measures, including ROTCE and TBVPS, are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist’s management uses these measures to assess profitability, returns relative to balance sheet risk, and shareholder value.

Truist does not provide reconciliations for forward-looking non-GAAP financial measures because it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the difficulty of forecasting the occurrence and the financial impact of various items that have not yet occurred, are out of Truist’s control, or cannot be reasonably predicted. For the same reasons, Truist is unable to address the probable significance of the unavailable information.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included in this release or Truist’s First Quarter 2026 Quarterly Performance Summary, which is available at https://ir.truist.com/earnings.

Forward Looking Statements
From time to time we have made, and in the future will make, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results.

This news release, including any information incorporated by reference herein, contains forward-looking statements. We also may make forward-looking statements in other documents that are filed or furnished with the SEC. In addition, we may make forward-looking statements orally or in writing to investors, analysts, members of the media, and others. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, and results may differ materially from those set forth in any forward-looking statement. While no list of assumptions, risks, and uncertainties could be complete, some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements include:

•changes in monetary, fiscal, and trade laws or policies, including tariffs or interest rates;
•evolving political, geopolitical, business, social, economic, and market conditions at the local, regional, national, and international levels;
•our ability to effectively address economic, business, or market deterioration, slowdowns or disruptions;
•disruptions and shifts in investor sentiment or behavior in the securities, capital, or other financial markets, including financial or systemic shocks and volatility or changes in market liquidity, interest or currency rates, or valuations;
•changes in business and consumer sentiment, preferences, or behavior, including spending, borrowing, or saving by businesses or households;
•negative market perceptions of our investment portfolio or its value;
•our ability to manage credit risk, including in connection with the loans that we originate or purchase;
•the credit, liquidity, or other financial condition of our clients, counterparties, service providers, or competitors;
•our ability to cost-effectively fund our businesses and operations, including by accessing long- and short-term funding and liquidity and by retaining and growing client deposits;
•our ability to manage any unexpected outflows of uninsured deposits and, in such a circumstance, to access substitute funding, and avoid selling investment securities or other assets at an unfavorable time or at a loss;
•changes in our credit ratings and the related effects on our funding costs, ability to attract or retain funding, and relationships with clients and counterparties;
•any instability or breakdown in the financial system, including as a result of the actual or perceived soundness of another financial institution or another participant in the financial system;
•our ability to maintain secure and functional financial, accounting, technology, data processing, or other operating systems or infrastructure, including those that safeguard personal and other sensitive information;
•our ability to keep pace with changes in technology, including technology-driven products and services relating to AI, that affect us or our clients, counterparties, service providers, or competitors or to maintain rights or interests in associated intellectual property;
•our ability to manage system failures or disruptions affecting operations, communications, or other systems or processes;
•our ability to identify, assess, monitor, and mitigate physical-security and cybersecurity risks, including denial-of-service attacks, hacking, phishing, social-engineering attacks, malware intrusion, data-corruption attempts, system breaches, identity theft, ransomware attacks, environmental conditions, and intentional acts of destruction;
•the performance, availability, and resilience of third-party service providers on whom we rely in delivering products and services to our clients and otherwise in conducting our business and operations;
•the adequacy and effectiveness of our corporate governance, risk-management framework, compliance programs, and internal controls over financial reporting, including our ability to identify, assess, monitor, and mitigate risks, remediate lapses or deficiencies in financial reporting, and make appropriate estimates;
•our ability to develop, maintain, and market our products or services and to manage risks and unanticipated costs or liabilities associated with those products or services;
•our ability to satisfactorily and profitably perform loan servicing and similar obligations;
•the legal, regulatory, and supervisory environment, including changes in financial services legislation, regulation, policies, or government leadership or personnel;
•U.S. and international regulatory capital and liquidity requirements and standards and their effects on our capital and liquidity levels, ratios, buffers, and targets, and our ability to pay or increase dividends, repurchase shares, or take other capital actions;
•our ability to address scrutiny and expectations from supervisory or other governmental authorities and to timely and credibly remediate related concerns or deficiencies;
•judicial, regulatory, and administrative inquiries, examinations, investigations, proceedings, disputes, or rulings that create uncertainty for or are adverse to us or the financial services industry;
•the outcomes of judicial, regulatory, and administrative inquiries, examinations, investigations, proceedings, disputes, or rulings to which we are or may be subject (either directly or indirectly through our ownership interests in other entities) and our ability to absorb and address any damages or other remedies that are sought or awarded and any collateral consequences;
•our ability to execute strategic and operational plans, including with respect to accelerating growth, improving profitability, investing in talent, technology, and risk infrastructure, maintaining expense, credit, and risk discipline, and returning capital to shareholders;
•our ability to innovate, to anticipate the needs of current or future clients, or to make timely and effective technology investments and enhancements to meet client expectations;
•our ability to compete successfully, to increase or maintain market share in changing competitive environments, or to address pricing or other competitive pressures, including competition from banks and nonbanks and the effects of digital assets, cryptocurrencies, stablecoins, tokenization, and other emerging products, services, and technologies relating to deposits, lending, and payments;
•changes in our corporate and business strategies, the composition of our assets, or the way in which we fund those assets;
•our ability to successfully make and integrate acquisitions and to effect divestitures, which may include regulatory approvals and conditions;
•the efficacy of our methods or models in assessing business strategies or opportunities or in valuing, measuring, estimating, monitoring, or managing positions or risk;
•evolving accounting standards and policies and related changes to interpretations;
•damage to our brand or negative public opinion or adverse publicity affecting us, our leaders, or our service providers, including the impact on our relationships with clients, teammates, and other stakeholders;
•our ability to attract, hire, and retain key teammates and to engage in adequate succession planning;
•our ability to identify, assess, monitor, and mitigate the risk of fraud or misconduct by internal or external parties, including potential losses that may result;
•policies and other actions of governments to manage and mitigate climate and related environmental risks, and the effects of climate change or the transition to a lower-carbon economy on our business, operations, and reputation;
•natural or other disasters, calamities, and conflicts, including terrorist events, cyber-warfare, and pandemics that impact us or our clients, teammates, or service providers; and
•other assumptions, risks, or uncertainties described in the Company’s Annual Report on Form 10-K or subsequent reports.

Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, or Current Report on Form 8-K.